UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

OHIO VALLEY BANC CORP.
(Exact Name of Small Business Issuer as Specified in its Charter)

(Name of person(s) filing proxy statement, if other than registrant)

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OHIO VALLEY BANC CORP.

April 26, 2011

Dear Fellow Shareholder:

Ohio Valley Banc Corp. made available to its shareholders on April 1, 2011, a proxy statement for its Annual Meeting of Shareholders being held on May 11, 2011.  While the proxy statement contained statements with respect to loans made by us to directors, executive officers and other related persons, it was our intention to include certain additional language in the proxy statement with respect to such loans, which language inadvertently was not included.  We therefore wish to inform you of the following, which supplements the proxy statement under the heading "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS":

All loans by the Bank in which a "related person," within the meaning of Item 404(a) of Regulation S-K of the SEC, had or will have a direct or indirect material interest since the beginning of fiscal year 2010 (a) were not disclosed as nonaccrual, past due, restructured or potential problems; (b) were made in the ordinary course of business; (c) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender; and (d) did not involve more than the normal risk of collectability or present other unfavorable features.

We apologize for the omission.

If you have not yet submitted a proxy for the Annual Meeting, we urge you to do so now so that your vote can be counted.  You may complete, sign and mail the proxy card mailed to you recently or submit your proxy via the internet by going to www.ovbc.com and clicking on the "Proxy Voting" button.  You will need your unique "Control Number" shown on your proxy card.  Just follow the instructions on your screen.  You can view the proxy materials on our website at www.ovbc.com/go/proxyinfo.  If you have any questions, please call Deborah A. Carhart at 1-800-468-6682, ext. 365, or 1-740-446-2631.

We hope to see you at the Annual Meeting on May 11!  Hors d'oeuvres and beverages will be available at 4:00 p.m., and the meeting starts at 5:00 p.m.

Sincerely,

/s/Jeffrey E. Smith	/s/Thomas E. Wiseman
Jeffrey E. Smith	Thomas E. Wiseman
Chairman and	President and
Chief Executive Officer	Chief Operating Officer

420 Third Avenue                   P. O. Box 240                   Gallipolis, Ohio 45631                    740/446-2631                    1-800-468-6682